Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	April 24, 2006

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the Second Quarter of Fiscal 2006

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2006 ended March 31, 2006. These results and a comparison to the second quarter of last fiscal year follow (in thousands, except per-share data):

	Three Months Ended March 31		Six Months Ended March 31
	2006	2005	2006	2005
Net earnings	$44,500	$27,832	$87,525	$56,696
Net earnings before the effects of SFAS 123R (1)	$46,728	$35,660	$92,039	$68,190

Diluted earnings per share (“EPS”)	$0.74	$0.48	$1.46	$0.97
Diluted EPS before the effects of SFAS 123R (1)	$0.78	$0.61	$1.54	$1.17

Stock option expense included in pre-tax earnings	$3,481	$10,246	$7,053	$15,732

(1)	A non-GAAP financial measure – see below

Jacobs also announced revenues of $1.8 billion for the second quarter of fiscal 2006 ended March 31, 2006. This compares to revenues of $1.4 billion for the second quarter of fiscal 2005. For the six months ended March 31, 2006, Jacobs reported revenues of $3.5 billion. This compares to revenues of $2.7 billion for the same period last year. Jacobs also announced backlog totaling $9.1 billion at March 31, 2006, including a technical professional services component of $4.6 billion. This compares to total backlog and technical professional services backlog of $8.2 billion and $4.5 billion, respectively, at March 31, 2005.

Commenting on the results for the second quarter of fiscal 2006, Jacobs President and CEO Craig L. Martin stated, “Fiscal 2006 performance continues to be good. We are benefiting from our preferred relationships with our customers as they grow their businesses and improve their operations. Given the number and quality of opportunities available from these customers, our prospects for future business remain excellent.”

Commenting on the results for the second quarter of fiscal 2006 and on the Company’s earnings outlook for the remainder of the fiscal year, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With continued strong results in our second quarter, we expect this year’s growth rate to be approximately 20% before the effects of SFAS 123R.”

Effective as of the beginning of the current fiscal year, the Company adopted FASB Statement 123R–Share-Based Payment using the modified retrospective application method. Accordingly, its results of operations for prior fiscal periods have been adjusted to include compensation cost relating to stock options.

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 25, 2006, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through May 2, 2006. The dial-in number for the audio replay is 706.645.9291 (confirmation code 7191638).

Jacobs, with over 40,000 employees and revenues exceeding $6.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 3 – Legal Proceedings; and Item 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended March 31		Six Months Ended March 31
	2006	2005 (a)	2006	2005 (a)
Revenues	$1,832,450	$1,383,195	$3,515,908	$2,666,495
Costs and Expenses:
Direct costs of contracts	(1,606,113)	(1,181,719)	(3,077,634)	(2,276,281)
Selling, general and administrative expenses	(156,897)	(154,083)	(301,421)	(295,588)

Operating Profit	69,440	47,393	136,853	94,626

Other Income (Expense):
Interest income	2,654	977	5,114	1,787
Interest expense	(1,768)	(1,647)	(3,387)	(3,542)
Miscellaneous expense, net	(776)	(1,248)	(1,803)	(2,053)

Total other income (expense), net	110	(1,918)	(76)	(3,808)

Earnings Before Taxes	69,550	45,475	136,777	90,818

Income Tax Expense	(25,050)	(17,643)	(49,252)	(34,122)

Net Earnings	$44,500	$27,832	$87,525	$56,696

Earnings Per Share:
Basic	$0.76	$0.49	$1.51	$1.00
Diluted	0.74	0.48	1.46	0.97

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	58,214	56,953	58,090	56,848
Diluted	60,115	58,444	59,889	58,204

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Other	Operational Information (in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2006	2005	2006	2005
Revenues by Major Component:
Technical professional services	$824,447	$732,167	$1,581,387	$1,373,008
Field services	1,008,003	651,028	1,934,521	1,293,487

Total	$1,832,450	$1,383,195	$3,515,908	$2,666,495

Depreciation (pre tax)	$10,179	$9,602	$19,814	$19,065

Capital Expenditures	$13,598	$15,406	$24,438	$22,883

Selected	Balance Sheet and Backlog Information (in thousands):

	At March 31,
	2006	2005
Balance Sheet Information:
Cash and cash equivalents	$367,446	$155,143
Working capital	672,886	497,792
Total debt	112,167	121,294
Stockholders’ equity	1,281,646	1,115,303	(a)

Backlog Information:
Technical professional services	$4,636,100	$4,537,600
Field services	4,454,900	3,690,300

Total	$9,091,000	$8,227,900

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Non-GAAP Financial Measure:

Management of the Company believes that earnings before the effects of SFAS 123R is useful information, particularly during this first year of adoption, because it allows investors to assess for themselves the Company’s earnings trend. Such non-GAAP information is also integral to Management’s internal evaluation of the Company’s performance. The following table reconciles the Company’s reported GAAP net earnings and earnings per share to the non-GAAP financial measure (in thousands, except earnings per share):

	Three Months Ended March 31		Six Months Ended March 31
	2006	2005	2006	2005
Net earnings:
As reported	$44,500	$27,832	$87,525	$56,696
Effect of SFAS 123R	2,228	7,828	4,514	11,494

Net earnings before the effects of SFAS 123R	$46,728	$35,660	$92,039	$68,190

Diluted earnings per share (“EPS”):
As reported	$0.74	$0.48	$1.46	$0.97
Effect of SFAS 123R	0.04	0.13	0.08	0.20

EPS before the effects of SFAS 123R	$0.78	$0.61	$1.54	$1.17